Exhibit 99.1

HCP REIT ANNOUNCES LEASING RESULTS
Internalized Management Team Sets Goal of 90% Occupancy for 2007

HOUSTON, TX January 31, 2007: Hartman Commercial Properties REIT (HCP REIT), which owns and manages 36 commercial properties in Texas, today announced leasing results for January 2007 and the fourth quarter of 2006, after it completed the internalization of its leasing and property management.

During the period, HCP REIT recorded leases for 122,000 square feet, comprising a total lease value of $5.7 million over the respective durations of the leases.

James C. Mastandrea, chairman and interim CEO, said, “The leasing team’s 2007 goal is to increase our overall occupancy rate to 90%, from the 80% level that existed when we assumed control of the properties from an outside management company during the fourth quarter of 2006.

“We expect to increase tenant retention as well. Tenants are responding positively to the changes made in the corporate philosophy and culture within HCP REIT, especially the internal synchronization between our property management division and leasing division,” he added.

The retail division, which is the largest division with 19 properties, led the way by signing new leases for nearly 21,000 square feet and renewal/expansion leases for 43,000 square feet, representing a total lease value of $3.3 million. Among the renewals is Marshalls, the national discount chain, which occupies 31,000 square feet at Sugar Park Plaza, located in the Stafford area of Houston.

The office and office warehouse divisions signed new leases for 14,000 square feet and renewal/expansion leases for 44,000 square feet, representing a total lease value of
$2.4 million. HCP REIT’s 12-story Uptown Tower office building of 254,000 square feet overlooking the North Central Expressway corridor in Dallas has seen significant renewal activity from its existing base of professional service tenants.

Audra Bentley, vice president of leasing for HCP REIT, said, “We’re excited about the amount of leasing activity we’ve had during the fourth quarter of 2006 and the first month of 2007 because this time of year is generally slow for signing leases. We’re interested in doing profitable deals to increase occupancies in all property categories to meet our 2007 leasing goals and create value for our shareholders.”

Mastandrea said that every individual in the organization has demonstrated a commitment to serving the shareholders as is evident from the increased lease execution activity experienced since internalizing leasing and property management.

ABOUT HCP REIT (HARTMAN COMMERCIAL PROPERTIES REIT)
HCP REIT, Houston, is a “value added” public, non-traded REIT, which owns and manages 36 commercial properties in Texas.  Its mission is to create value by buying “C” and “B” class properties and/or underdeveloped properties and capitalizing on their potential through its internalized leasing, managing and developing expertise.  For more information go to http://www.hcpreit.com

Forward-Looking Statements
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.